Exhibit 16.1

July 2, 2009

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549

To Whom It May Concern:

We have read the Item 4.01 of Form 8-K dated July 2, 2009 of The Custom Restaurant & Hospitality Group, Inc. and are in agreement with the statements contained therein.  We have no basis to agree or disagree with other statements of the registrant therein contained.

Very truly yours,

/s/ LBB & Associates Ltd., LLP